Exhibit 99.1

Company Contact:	Investor Contacts:
Robert Stern (ras@micruscorp.com)	Bruce Voss (bvoss@lhai.com)
Executive Vice President	Jody Cain (jcain@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 830-5900	(310) 691-7100
For Immediate Release
Micrus Endovascular Acquires Neurologic UK Limited Distributor
SUNNYVALE, Calif. (September 21, 2005) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced the acquisition of Neurologic UK Limited, a privately held distributor of Micrus Endovascular products in the United Kingdom. Neurologic UK Limited accounted for approximately 14% of Micrus Endovascular’s revenues during fiscal year 2005.
The transaction includes an initial cash payment of approximately $4.7 million and an undisclosed multi-year revenue-based earn out. Micrus Endovascular has entered into employment contracts with Neurologic UK Limited founders Jim MacKenzie and Mark Ellis to assist with integration and help facilitate the further market penetration of Micrus’ product portfolio in the United Kingdom marketplace.
“We are extremely pleased that Jim, Mark and their team will be joining Micrus. They have done an exceptional job in servicing and building long standing relationships with their customers in the UK. We’re excited to have them on board to continue to build on their success,” said John Kilcoyne, Micrus Endovascular president and CEO. “We expect the acquisition of Neurologic UK Limited, which is our largest distributor, to provide Micrus with additional leverage and a strengthened presence in this important market and we intend to use this acquisition as a platform to expand sales to existing accounts and support sales to customers currently using alternative procedures and competing products.”
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death in the United States. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information visit www.micruscorp.com.
Forward-Looking Statements
Micrus Endovascular, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased use of embolic coiling as a procedure to treat cerebral aneurysms, achieving profitability in light of its limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results, developing new products or product enhancements that will be accepted by the Company’s market, complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, competing and gaining market share in a highly competitive market segment with large, well-established medical device manufacturers with significant resources, obtaining on a timely basis clearances from the U.S. Food and Drug Administration (and similar regulatory agencies outside the United States) and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2005 and the other reports and filings with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities and Exchange Act of 1934. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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